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                                                                    Exhibit 8.01

                        [BAKER BOTTS L.L.P. letterhead]

                                                                February 8, 2002


Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado  80112

Ladies and Gentlemen:

                  We have acted as counsel to Liberty Media Corporation, a Delaware corporation ("Liberty") in connection with the planned merger (the "Merger") of LDIG Merger Sub, Inc. ("Merger Sub") with and into Liberty Digital, Inc., a Delaware corporation ("Target") pursuant to the Agreement and Plan of Reorganization, dated as of February 5, 2002 (the "Agreement"), by and among Liberty, LMC Capital LLC ("LMC Capital"), Liberty Programming Company LLC ("Liberty Programming"), LMC Music, Inc. ("LMC Music"), Liberty DMX, Inc. ("Liberty DMX"), and Merger Sub. Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Agreement.

                  In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Agreement, (ii) the officers' representation letters dated as of the date hereof that were provided to us by Liberty, LMC Capital, Liberty Programming, LMC Music, Liberty DMX and Target, which are attached hereto as exhibits, (iii) the Registration Statement of Liberty on Form S-4, File No. 333-77066 (the "Registration Statement"), including the Notice/Prospectus which forms a part thereof, as filed with the Securities and Exchange Commission (such Registration Statement and Notice/Prospectus are collectively referred to herein as the "Disclosure Documents"), and (iv) information provided to us by Liberty. We assume that any representations made in the officers' representation letters "to the knowledge of" or with a similar qualification are accurate without qualification. In addition, we assume that the Merger will be consummated strictly in accordance with the Agreement and as described in the Disclosure Documents. We further assume that the shares of Liberty Digital Series A Common Stock held by the Target public stockholders, other than any shares of Liberty Digital Series A Common Stock acquired by Target in connection with the Merger out of its own funds, will be acquired by Liberty DMX solely for shares of Liberty Media Series A Common Stock. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

                  On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable U.S. federal income tax law, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

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[BAKER BOTTS L.L.P Letterhead]      2                          February 8, 2002


                  Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "Service"), and there is no assurance that the Service will not successfully challenge the conclusions expressed in such opinion. No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law.

                  This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Agreement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of exhibits to the Registration Statement and of closing documents), nor is it to be provided to any other person without our prior written consent.

                  We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us in the sections of the Disclosure Documents entitled "The Merger - Material U.S. Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                            Sincerely,




                                            BAKER BOTTS L.L.P.


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